UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 2)*
Suntron Corporation

(Name of Issuer)
Common Stock, par value $0.01 per share

(Title of Class of Securities)
86789P 10 0

(CUSIP Number)
Daniel F. Moorse
Thayer-BLUM Funding III, L.L.C.
1455 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
(202) 371-0150
with a copy to:
Michael L. Kaplan, Esq.
Jeremy D. Zangara, Esq.
Greenberg Traurig, LLP
2375 E. Camelback Road
Suite 700
Phoenix, AZ 85016
(602) 445-8000

(Name, Address and Telephone Number of Person Authorized
to Receive Notices and Communications)
December 12, 2007

(Date of Event Which Requires Filing of this Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because § 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g) check the following box ☐.
Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7(b) for other parties to whom copies are to be sent.
*  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	86789P 10 0	Page	1	of	11 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Thayer-BLUM Funding III, L.L.C. 46-0468415

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

	OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		2,458,219.10

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		2,458,219.10

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,458,219.10

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	98.75%

14	TYPE OF REPORTING PERSON (See Instructions)

	OO (Limited Liability Company)

CUSIP No.	86789P 10 0	Page	2	of	11 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Thayer ï Hidden Creek Partners, L.L.C. 20-1122378

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

	OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,458,219.10

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		2,458,219.10

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,458,219.10

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	98.75%

14	TYPE OF REPORTING PERSON (See Instructions)

	OO (Limited Liability Company)

CUSIP No.	86789P 10 0	Page	3	of	11 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) TC Equity Partners IV, L.L.C. 52-2121904

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

	OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,458,219.10

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		2,458,219.10

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,458,219.10

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	98.75%

14	TYPE OF REPORTING PERSON (See Instructions)

	OO (Limited Liability Company)

CUSIP No.	86789P 10 0	Page	4	of	11 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Thayer ï Hidden Creek Management, L.P. 52-2121901

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

	OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,458,219.10

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		2,458,219.10

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,458,219.10

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	98.75%

14	TYPE OF REPORTING PERSON (See Instructions)

	PN

CUSIP No.	86789P 10 0	Page	5	of	11 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) TC Co-Investors IV, L.L.C. 52-2139964

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

	OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,458,219.10

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		2,458,219.10

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,458,219.10

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	98.75%

14	TYPE OF REPORTING PERSON (See Instructions)

	OO (Limited Liability Company)

CUSIP No.	86789P 10 0	Page	6	of	11 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Thayer Equity Investors IV, L.P. 52-2128525

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

	OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,458,219.10

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		2,458,219.10

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,458,219.10

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	98.75%

14	TYPE OF REPORTING PERSON (See Instructions)

	PN

CUSIP No.	86789P 10 0	Page	7	of	11 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) TC KCo, L.L.C. 75-3146221

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

	OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,458,219.10

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		2,458,219.10

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,458,219.10

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	98.75%

14	TYPE OF REPORTING PERSON (See Instructions)

	OO (Limited Liability Company)

CUSIP No.	86789P 10 0	Page	8	of	11 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) TC Manufacturing Holdings, L.L.C. 52-2298939

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

	OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,458,219.10

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		2,458,219.10

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,458,219.10

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	98.75%

14	TYPE OF REPORTING PERSON (See Instructions)

	OO (Limited Liability Company)

CUSIP No.	86789P 10 0	Page	9	of	11 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Blum Strategic Partners, L.P. 94-3303833

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

	OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,458,219.10

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		2,458,219.10

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,458,219.10

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	98.75%

14	TYPE OF REPORTING PERSON (See Instructions)

	PN

CUSIP No.	86789P 10 0	Page	10	of	11 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Blum Strategic GP, L.L.C. 94-3303831

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

	OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,458,219.10

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		2,458,219.10

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,458,219.10

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	98.75%

14	TYPE OF REPORTING PERSON (See Instructions)

	OO (Limited Liability Company)

CUSIP No.	86789P 10 0	Page	11	of	11 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Blum (K*TEC) Co-Investment Partners, L.P. 94-3385755

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

	OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,458,219.10

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		2,458,219.10

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,458,219.10

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	98.75%

14	TYPE OF REPORTING PERSON (See Instructions)

	PN

Item 1. Security and Issuer
This Amendment No. 2 (the “Amendment No. 2”) to Schedule 13D amends and supplements the Amendment No. 1 to Schedule 13D filed with the Securities and Exchange Commission on October 3, 2007 (the “Schedule 13D”) relating to the Common Stock, par value $0.01 per share (the “Shares”), of Suntron Corporation, a Delaware corporation (“Suntron”). The principal executive offices of Suntron are located at 2501 West Grandview Road, Phoenix, Arizona 85023. All capitalized terms not otherwise defined in this Amendment No. 2 shall have the same meanings ascribed thereto in the Schedule 13D.
Item 4. Purpose of Transaction
Item 4 of the Schedule 13D is hereby amended and restated in its entirety to read as follows:
SUNN Acquisition consummated a “short-form” merger with and into Suntron under Delaware General Corporation Law (“DGCL”) Section 253 on December 12, 2007 (the “Merger”), and Suntron has filed a Form 15 (Certification of Termination of Registration of a Class of Security) with the Securities and Exchange Commission.
Pursuant to the Merger, (i) each share of SUNN Acquisition was converted into one share of common stock of Suntron, the surviving corporation, which is now wholly owned by the former stockholders of SUNN Acquisition, including the Reporting Persons; (ii) each share of common stock of Suntron (other than shares of common stock of Suntron held by SUNN Acquisition, all of which were cancelled, and other than shares of common stock of Suntron, if any, held by stockholders who perfect their appraisal rights pursuant to Section 262 of the DGCL) was converted into the right to receive cash in the amount of $1.15 per share, without interest, upon surrender of the certificates representing such shares; and (iii) (A) all outstanding options to purchase shares of Suntron’s common stock at an exercise price of $1.15 per share or greater were cancelled and the holders of such options received no consideration therefor; and (B) all outstanding options to purchase shares of Suntron’s common stock at an exercise price of less than $1.15 per share were cancelled and the holders of such options will receive a cash payment amount equal to the number of shares of Suntron common stock subject to those options multiplied by the difference between (1) $1.15 and (2) the exercise price of such options, which cash payment amount (after reducing the amount for applicable tax withholdings) will be paid to such option holders.
Item 5. Interest in Securities of the Issuer
Item 5 of the Schedule 13D is hereby amended and restated in its entirety to read as follows:
(a) The Reporting Persons listed in Item 2 above may be deemed to be members in a group, in which case each Reporting Person would be deemed to have beneficial ownership of 2,458,219.10 Shares which accounts for approximately 98.75% of the outstanding Shares following the Merger. To the knowledge of the Reporting Persons, none of the SUNN Acquisition Directors and Officers or Members have beneficial ownership of any of the Shares.
(b) The Reporting Persons have the sole or shared power to vote, direct the vote, dispose, or direct the disposition of the Shares in the following manner:

		Number of Shares as to which there is
			Sole power to	Shares power to
		Shared power to	dispose or to	dispose or to
	Sole power to vote	vote or to direct	direct the	direct the
	or direct the vote	the vote	disposition	disposition
Thayer-BLUM Funding III, L.L.C.	2,458,219.10	0	2,458,219.10	0
Thayer ï Hidden Creek Partners, L.L.C.	0	2,458,219.10	0	2,458,219.10
TC Equity Partners IV, L.L.C.	0	2,458,219.10	0	2,458,219.10
Thayer ï Hidden Creek Management, L.P.	0	2,458,219.10	0	2,458,219.10
TC Co-Investors IV, LLC	0	2,458,219.10	0	2,458,219.10

		Number of Shares as to which there is
			Sole power to	Shares power to
		Shared power to	dispose or to	dispose or to
	Sole power to vote	vote or to direct	direct the	direct the
	or direct the vote	the vote	disposition	disposition
Thayer Equity Investors IV, L.P.	0	2,458,219.10	0	2,458,219.10
TC KCo, L.L.C.	0	2,458,219.10	0	2,458,219.10
TC Manufacturing Holdings, L.L.C.	0	2,458,219.10	0	2,458,219.10
Blum Strategic Partners, L.P.	0	2,458,219.10	0	2,458,219.10
Blum Strategic GP, L.L.C.	0	2,458,219.10	0	2,458,219.10
Blum (K*TEC) Co-Investment Partners, L.P.	0	2,458,219.10	0	2,458,219.10
(c) Other than the transactions related to the Contribution Agreement and the Letter Agreement and the transaction described herein, there have been no transactions of the Shares by any of the Reporting Persons, the SUNN Acquisition Directors and Officers, or the Members in the past 60 days.
(d) Not Applicable.
(e) Not Applicable.
Item 7. Material to be Filed as Exhibits
Exhibit 99.1. Joint Filing Agreement, among each Reporting Person, dated December 12, 2007.

SIGNATURES
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: December 12, 2007

SUNN ACQUISITION CORPORATION

By:	/s/ Scott D. Rued

Name:	Scott D. Rued
Its:	President

THAYER-BLUM FUNDING III, L.L.C.

By:	/s/ Scott D. Rued

Name:	Scott D. Rued
Its:	Manager

THAYER ï HIDDEN CREEK PARTNERS, L.L.C.

By:	/s/ Lisa M. Withers

Name:	Lisa M. Withers
Its:	Attorney-in-Fact

TC EQUITY PARTNERS IV, L.L.C.

By: Thayer ï Hidden Creek Partners, L.L.C.
Its: Managing Member

	By:	/s/ Lisa M. Withers

	Name:	Lisa M. Withers
	Its:	Attorney-in-Fact

THAYER ï HIDDEN CREEK MANAGEMENT, L.P.

By: Thayer ï Hidden Creek Partners, L.L.C.
Its: General Partner

	By:	/s/ Lisa M. Withers

	Name:	Lisa M. Withers
	Its:	Attorney-in-Fact
SIGNATURE PAGE TO SCHEDULE 13D

TC CO-INVESTORS IV, L.L.C.

By: Thayer ï Hidden Creek Management, L.P.
Its: Sole Manager

By: Thayer ï Hidden Creek Partners, L.L.C.
Its: General Partner

By:	/s/ Lisa M. Withers

Name:	Lisa M. Withers
Its:	Attorney-in-Fact

THAYER EQUITY INVESTORS IV, L.P.

By: TC Equity Partners IV, L.L.C.
Its: General Partner

By: Thayer ï Hidden Creek Partners, L.L.C.
Its: Managing Member

By:	/s/ Lisa M. Withers

Name:	Lisa M. Withers
Its:	Attorney-in-Fact

TC MANUFACTURING HOLDINGS, L.L.C.

By: TC Co-Investors IV, L.L.C.
Its: Managing Member

By: Thayer ï Hidden Creek Management, L.P.
Its: Sole Manager

By: Thayer ï Hidden Creek Partners, L.L.C.
Its: General Partner

By:	/s/ Lisa M. Withers

Name:	Lisa M. Withers
Its:	Attorney-in-Fact
SIGNATURE PAGE TO SCHEDULE 13D

TC KCO, L.L.C.

By: TC Co-Investors IV, L.L.C.
Its: Managing Member

By: Thayer ï Hidden Creek Management, L.P.
Its: Sole Manager

By: Thayer ï Hidden Creek Partners, L.L.C.
Its: General Partner

	By:	/s/ Lisa M. Withers

	Name:	Lisa M. Withers
	Its:	Attorney-in-Fact

BLUM (K*TEC) CO-INVESTMENT PARTNERS, L.P.

By: Blum Strategic GP, L.L.C.
Its: General Partner

	By:	/s/ Gregory D. Hitchan

	Name:	Gregory D. Hitchan
	Its:	Member

BLUM STRATEGIC PARTNERS, L.P.

By: Blum Strategic GP, L.L.C.
Its: General Partner

	By:	/s/ Gregory D. Hitchan

	Name:	Gregory D. Hitchan
	Its:	Member

BLUM STRATEGIC GP, L.L.C.

By:	/s/ Gregory D. Hitchan

Name:	Gregory D. Hitchan
Its:	Member
SIGNATURE PAGE TO SCHEDULE 13D